Exhibit 1.1

Execution Version

VIATRIS INC.

€650,000,000
4.250% Senior Notes due 2033

Underwriting Agreement

June 12, 2026

BNP PARIBAS
Citigroup Global Markets Limited
Goldman Sachs & Co. LLC
Barclays Bank PLC
Deutsche Bank AG, London Branch
DNB Carnegie, a part of DNB Bank ASA
ING Bank N.V., Belgian Branch
J.P. Morgan Securities plc
Merrill Lynch International
Mizuho International plc
Morgan Stanley & Co. International plc
PNC Capital Markets LLC
SMBC Bank International plc
Scotiabank (Ireland) Designated Activity Company
Société Générale
Standard Chartered Bank
Academy Securities, Inc.
R. Seelaus & Co., LLC

Ladies and Gentlemen:

Viatris Inc., a Delaware corporation (the “Issuer”), proposes to sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom BNP PARIBAS, Citigroup Global Markets Limited and Goldman Sachs & Co. LLC (each a “Representative” and collectively, the “Representatives”) are acting as representatives, €650,000,000 principal amount of its 4.250% Senior Notes due 2033 (the “Notes”).  The payment of principal of, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed (the “Guarantees”) on a senior unsecured basis by Mylan Inc., a Pennsylvania corporation, Mylan II B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of the Netherlands, and Utah Acquisition Sub Inc., a Delaware corporation (collectively, the “Guarantors”).  The Notes and the Guarantees are herein collectively referred to as the “Securities.” The Securities are to be issued under a base indenture, to be dated as of the Closing Date (the “Base Indenture”), by and among the Issuer, the Guarantors and the Bank of New York Mellon, as Trustee (the “Trustee”), as supplemented by a first supplemental indenture to be dated as of the Closing Date (the “First Supplemental Indenture”; and the Base Indenture and the First Supplemental Indenture being referred to collectively herein as the “Indenture”), by and among the Issuer, the Guarantors, the Trustee and the Bank of New York Mellon, London Branch, as paying agent (the “Paying Agent”).

As used in this underwriting agreement (this “Agreement”), the “Registration Statement” means the registration statement referred to in paragraph 1(a) hereof, including the exhibits and schedules thereto, and any prospectus supplement relating to the Securities that is filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and deemed part of such registration statement pursuant to Rule 430B under the Securities Act, as amended on each Effective Date (as defined below), and, in the event any post-effective amendment thereto or any registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act (a “Rule 462(b) Registration Statement”) becomes effective prior to the Closing Date (as defined in Section 3 hereof), shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be; the “Effective Date” means the date and time that any post-effective amendment to the Registration Statement becomes effective; the “Base Prospectus” means the base prospectus referred to in paragraph 1(a) hereof contained in the Registration Statement at the date and time that this Agreement is executed and delivered by the parties hereto (the “Execution Time”); a “Preliminary Prospectus” means any preliminary prospectus supplement to the Base Prospectus referred to in paragraph 1(a) hereof that is used prior to the filing of the Final Prospectus, together with the Base Prospectus; and the “Final Prospectus” means the prospectus supplement relating to the Securities that is first filed pursuant to Rule 424(b) under the Securities Act (“Rule 424(b)”) after the Execution Time, together with the Base Prospectus.

Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) on or before the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference.

As used in this Agreement, a “Significant Subsidiary” shall have the meaning defined in Rule 1-02(w) of Regulation S-X.

As used in this Agreement, the “Disclosure Package” shall mean (i) the Preliminary Prospectus used most recently prior to the Execution Time, (ii) any issuer free writing prospectus, as defined in Rule 433 under the Securities Act (an “Issuer Free Writing Prospectus”), identified in Schedule III hereto, (iii) the final term sheet prepared and filed pursuant to Section 6(c) hereto and (iv) any other free writing prospectus, as defined in Rule 405 under the Securities Act (a “Free Writing Prospectus”), that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

1.    Representations and Warranties.  Each Issuer and each Guarantor represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1.

(a)   The Issuer meets the requirements for use of Form S-3 under the Securities Act and has prepared and filed with the SEC an automatic shelf registration statement, as defined in Rule 405 under the Securities Act (“Rule 405”) (File No. 333-287087) on Form S-3, including a related Base Prospectus, for the registration of the offering and sale of the Securities under the Securities Act. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing. The Issuer may have filed with the SEC, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you.  The Issuer will file with the SEC a final prospectus supplement relating to the Securities in accordance with Rule 424(b) after the Execution Time.  As filed, such final prospectus supplement shall contain all information required by the Securities Act and the rules thereunder and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Issuer has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x) under the Securities Act.  The initial effective date of the Registration Statement was not earlier than the date that is three years before the Execution Time.

(b)   On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein), the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Securities Act and Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “Trust Indenture Act”); on each Effective Date, at the Execution Time and on the Closing Date, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the Effective Date the form of Base Indenture included as an exhibit to the Registration Statement did comply, and on the Closing Date the Indenture will comply, in all material respects with the applicable requirements of the Trust Indenture Act and the rules thereunder; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Issuer and Guarantors make no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee or (ii) the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Issuer by or on behalf of any Underwriter through any Representative specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 9(b) hereof.

(c)   As of the Execution Time, (i) the Disclosure Package and (ii) each electronic road show, when taken together as a whole with the Disclosure Package, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Issuer by any Underwriter through any Representative specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 9(b) hereof.

(d)   (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Issuer or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption in Rule 163, and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), the Issuer was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405.  The Issuer agrees to pay the fees required by the SEC relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(e)   (i) At the earliest time after the filing of the Registration Statement that the Issuer or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) under the Securities Act and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Issuer was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the SEC pursuant to Rule 405 that it is not necessary that the Issuer be considered an Ineligible Issuer.

(f)   Each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified.  The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Issuer by any Underwriter through any Representative specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 9(b) hereof.

(g)   The interactive data in the eXtensible Business Reporting Language (“XBRL”) included as an exhibit to the Registration Statement or incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Final Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(h)   None of the Issuer or the Guarantors is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Prospectus, none of the Issuer or the Guarantors will be, an “investment company” as defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”).

(i)    None of the Issuer or the Guarantors has paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Issuer (except as set forth in or contemplated in this Agreement, the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto)).

(j)    None of the Issuer or the Guarantors has taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Issuer or the Guarantors to facilitate the sale or resale of the Securities. The Issuer and the Guarantors each authorizes the Underwriters to make such public disclosure of information relating to stabilization of the notes as is required by applicable law, regulation and guidance.

(k)   Each of the Issuer and its Significant Subsidiaries (as defined above) has been duly organized and is validly existing in good standing (in jurisdictions where such concept is recognized) under the laws of the jurisdiction of its organization, with full corporate (or equivalent concept) power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Prospectus, and is duly qualified to do business as a foreign corporation and in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the consolidated financial position or results of operations of the Issuer and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(l)    All the outstanding shares of capital stock of the Issuer and each Significant Subsidiary have been duly and validly authorized and validly issued and are (in jurisdictions where such concepts are recognized) fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Prospectus (in each case, exclusive of any amendment or supplement thereto), all outstanding shares of capital stock of each Significant Subsidiary are owned by the Issuer either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance.

(m)  There is no franchise, contract or other document of a character required to be described in the Registration Statement or Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required (and the Preliminary Prospectus contains in all material respects the same description of the foregoing matters contained in the Final Prospectus); and the statements in the Preliminary Prospectus and the Final Prospectus under the headings “Description of Notes”, “U.S. Federal Income Tax Consequences” and “Certain Dutch Tax Considerations” fairly summarize the matters therein described in all material respects.

(n)   This Agreement has been duly authorized, executed and delivered by the Issuer and the Guarantors and constitutes a legal, valid and binding instrument enforceable against the Issuer and the Guarantors in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity), provided that no representation is made with respect to the indemnity and contribution provisions thereof; the Indenture (including the Guarantees therein) has been duly authorized by the Issuer and the Guarantors and, assuming due authorization, execution and delivery thereof by the Trustee and the Paying Agent, when duly qualified under the Trust Indenture Act and when duly executed and delivered by the Issuer and the Guarantors at the Closing Date, will constitute a legal, valid and binding instrument enforceable against the Issuer and the Guarantors in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the Securities have been duly authorized, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters, will have been duly executed and delivered by the Issuer and the Guarantors and will constitute the legal, valid and binding obligations enforceable against the Issuer and the Guarantors and entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(o)   No consent, approval, authorization, filing with or order of any court or governmental agency or body is required to be obtained or made by the Issuer or the Guarantors for the consummation of the transactions as contemplated herein, in the Disclosure Package and the Final Prospectus, except such as (i) have been obtained under the Securities Act and the Trust Indenture Act, (ii) have been, or prior to the Closing Date will be, obtained or made, (iii) may be required under the “blue sky” or other securities laws of any jurisdiction in which the Securities are listed, offered or sold, or (iv) are required under the rules and regulations of the Global Exchange Market of Euronext Dublin with respect to the listing on the Official List and admission to trading thereon of the Notes.

(p)   Prior to the Execution Time, the Issuer filed an application for the approval of listing particulars relating to the Notes by Euronext Dublin and for the Notes to be admitted to listing on the Official List of Euronext Dublin and to trading on the Global Exchange Market thereof.

(q)   None of the execution and delivery of this Agreement or the Indenture, the issuance and sale of the Securities, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof, will conflict with, result in a breach or violation of, or the imposition of any lien, charge or encumbrance upon any property or assets of the Issuer or any of its subsidiaries pursuant to, (i) the charter or by-laws or comparable constituting documents of the Issuer or any of its Significant Subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Issuer or any of its Significant Subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or any of its Significant Subsidiaries or any of its or their properties, except in the case of clauses (ii) and (iii) for such breaches, violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r)   No holders of debt securities of the Issuer or the Guarantors have rights to the registration of such debt securities under the Registration Statement.

(s)   The consolidated historical financial statements and schedules of the Issuer and its consolidated subsidiaries included or incorporated by reference in the Preliminary Prospectus, the Final Prospectus and the Registration Statement present fairly in all material respects the financial condition, results of operations and cash flows of the Issuer as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Securities Act and have been prepared in conformity with generally accepted accounting principles in the United States and applied on a consistent basis throughout the periods involved (except as otherwise noted therein). All disclosures included or incorporated by reference in the Preliminary Prospectus, the Final Prospectus and the Registration Statement regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) in respect of the Issuer and its consolidated subsidiaries comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Act, to the extent applicable.

(t)    No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of its subsidiaries or its or their property is pending or, to the knowledge of the Issuer, threatened that would individually or in the aggregate reasonably be expected to have a Material Adverse Effect, or would materially and adversely affect the performance of this Agreement, the Indenture or the consummation of any of the transactions contemplated hereby, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(u)   Except as disclosed in the Disclosure Package and the Final Prospectus, the Issuer and its Significant Subsidiaries (i) have good title to all real properties and all other properties and assets owned by them that are material to the Issuer and its subsidiaries taken as a whole, in each case free from liens and encumbrances that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and (ii) hold any leased real or personal property that is material to the Issuer and its subsidiaries taken as a whole under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

(v)   Neither the Issuer nor any of its subsidiaries is in violation or default of (i) any provision of its charter or bylaws or comparable constituting documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Issuer or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or such subsidiary or any of its properties, as applicable, except in the case of clauses (ii) and (iii) for such breaches, violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(w)  Deloitte & Touche LLP (“Deloitte”), who have audited the consolidated financial statements of the Issuer and its subsidiaries and delivered their reports with respect to the audited consolidated financial statements included or incorporated by reference in the Disclosure Package and the Final Prospectus, are independent public accountants with respect to the Issuer within the meaning of the Securities Act.

(x)  [Reserved].

(y)   The Issuer and each of its subsidiaries have filed all applicable tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not, individually or in the aggregate, have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto)) and have paid all taxes required to be paid by them and any other assessment, fine or penalty with respect to taxes levied against them, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith and by appropriate proceedings, and with respect to which the relevant entity has provided adequate reserves, or as would not, individually or in the aggregate, have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(z)   All payments to be made by the Issuer and the Guarantors under this Agreement and, except as expressly disclosed in each of the Disclosure Package and the Final Prospectus, all interest, principal, premium, if any, additional amounts, if any, and other payments on or under the Securities (i) may, under the current laws and regulations of the United States, the Netherlands, or any political subdivision or authority or agency therein or thereof having the power to tax, or of any other jurisdiction in which the Issuer or the Guarantors, as the case may be, is organized or incorporated or is otherwise resident for tax purposes or any jurisdiction from or through which a payment is made on the Securities by or on behalf of the Issuer or the Guarantors, or any political subdivision or any authority or agency therein or thereof having the power to tax (each, a “Relevant Taxing Jurisdiction”), be paid in euro that may be converted into another currency and freely transferred out of the Relevant Taxing Jurisdiction and (ii) will not be subject to withholding or deduction for, or on account of, taxes under the current laws and regulations of any Relevant Taxing Jurisdiction and are otherwise payable free and clear of any other withholding or deduction in each Relevant Taxing Jurisdiction and without the necessity of obtaining any governmental authorization in any Relevant Taxing Jurisdiction, except to the extent such withholding or deduction on a payment to the Underwriters (x) is imposed as a result of any present or former connection (other than any connection resulting from the transactions contemplated by this Agreement) between the Underwriters and the jurisdiction imposing such withholding or deductions, (y) would not have been imposed but for the failure of an Underwriter to comply with any reasonable certificate, identification or other reporting requirements concerning the nationality, residence, identity or connection with the taxing jurisdiction of the Underwriter if such compliance is required or imposed by law as a precondition to an exemption from, or reduction in, such tax, withholding, or deduction, or (z) were income, franchise or other similar taxes, in each case imposed on the overall net income of any Underwriter.

(aa)    No labor strike, slowdown, stoppage or dispute with the employees of the Issuer or any of its subsidiaries (except for routine disciplinary and grievance matters) exists or, to the knowledge of the Issuer, is threatened or imminent, except as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(bb)   No subsidiary of the Issuer is currently prohibited, directly or indirectly, from paying any dividends to the Issuer, from making any other distribution on such subsidiary’s capital stock, from repaying to the Issuer any loans or advances to such subsidiary from the Issuer or from transferring any of such subsidiary’s property or assets to the Issuer or any other subsidiary of the Issuer, except as described in or contemplated in the Disclosure Package or the Final Prospectus (in each case, exclusive of any amendment or supplement thereto) or as would not impair in any material respect the Issuer’s or the Guarantors’ ability to pay principal of, premium, if any, or interest on the Notes.

(cc)   The Issuer and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Issuer believes are prudent and customary in the businesses in which they are engaged.

(dd)   Except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto), (i) the Issuer and its subsidiaries possess all licenses, certificates, permits, approvals, clearances, registrations, and other authorizations issued by all applicable regulatory authorities and third-party organizations necessary to conduct their respective businesses, including with respect to the development of products and clinical research, as has been and now operated by them, except for those which the failure to so possess would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (ii) neither the Issuer nor any of its subsidiaries has received any notice of proceedings relating to the suspension, restriction, non-compliance, revocation, or modification of any such certificate, authorization or permit that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ee)   Except as described in the Disclosure Package, the Issuer, including through its consolidated subsidiaries, maintains a system of internal controls over financial reporting that is sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements for external purposes in conformity in all material respects with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ff)   Except as described in the Disclosure Package, the Issuer, including through its consolidated subsidiaries, maintains an effective system of disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the applicable requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Issuer and its subsidiaries is made known to the Issuer’s principal executive officer and principal financial officer by others within those entities.

(gg)   The Issuer and its subsidiaries (i) are in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; (iii) have not received notice of any actual or potential liability under any Environmental Law; and (iv) have not been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, in each case, except (A) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (B) as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(hh)   To the knowledge of the Issuer, the business, operations and properties of the Issuer and its subsidiaries are not currently subject to any costs and liabilities under Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(ii)  Except as would not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (i) the Issuer and its subsidiaries and any “employee benefit plan” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) (“Plan”) established or maintained by the Issuer and its subsidiaries or their respective ERISA Affiliates are in compliance with ERISA; and (ii) no Plan subject to Title IV of ERISA (“Pension Plan”) established or maintained by the Issuer and its subsidiaries or any of their respective ERISA Affiliates, if such Pension Plan were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). “ERISA Affiliate” means, with respect to the Issuer or a subsidiary of the Issuer, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (collectively, the “Code”) of which the Issuer and its subsidiaries are a member.

(jj)  None of the Issuer nor any of its subsidiaries nor, to the Issuer’s knowledge, any of their respective directors, officers, agents, employees or affiliates, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law (collectively, “Anti-Corruption Laws”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA in any material respect. The Issuer and its subsidiaries have conducted their businesses in compliance with Anti-Corruption Laws and have instituted and will maintain policies and procedures designed to ensure continued compliance therewith. No part of the proceeds of the offering will be used, directly or indirectly, in violation of the FCPA or any other applicable Anti-Corruption Laws.

(kk)    The operations of the Issuer and its subsidiaries are and have been conducted at all times in compliance in all material respects with any applicable financial recordkeeping and money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any analogous regulations or guidelines issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Issuer’s knowledge, threatened.

(ll)   None of the Issuer nor any of its subsidiaries nor, to the Issuer’s knowledge, any of their respective directors, officers, agents, employees or affiliates, is knowingly engaged in any activity that would reasonably be expected to result in the Issuer or any of its subsidiaries violating any sanctions or economic embargoes administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom Government (including His Majesty’s Treasury, the Foreign, Commonwealth and Development Office and the Department for Business and Trade or any other relevant sanctions authority (collectively, the “Sanctions”). None of the Issuer nor any of its subsidiaries nor, to the knowledge of the Issuer, any directors, officers or employees of the Issuer, is located, organized or resident in a country, region or territory that is the subject of comprehensive Sanctions, which, as of the date hereof, is Cuba, Iran, North Korea, Syria (with respect to Syria only until July 1, 2025) and the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Kherson, the Zaporizhzhia, and Crimea regions of Ukraine (each, a “Sanctioned Country”). Other than pursuant to a valid and applicable license, the Issuer will not directly or indirectly use, and will procure that its subsidiaries will not use, the proceeds of the offering of the Securities contemplated hereby for the purpose of funding any activity, business or transaction (i) of or with (a) any person that at the time of such funding is the subject of Sanctions, (b) any person organized or resident in a Sanctioned Country or (c) any person owned 50% or more by any person or persons described in the foregoing clauses (i)(a) or (i)(b), or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as an underwriter, advisor, investor or otherwise) of Sanctions. Since April 24, 2019, other than pursuant to a valid and applicable license, the Issuer and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction was the subject of comprehensive Sanctions or with any country, region or territory that at the time of the dealing or transaction was the subject or in violation of comprehensive Sanctions. Each of the representations and undertakings in this clause shall not apply and shall not be sought by or made to Deutsche Bank AG, London Branch, if and to the extent that it is or would be unenforceable by reason of breach of, or would result in a violation of, or conflict with (i) EU blocking regulation (council regulation (EC) No 2271/1996) and (ii) with regard to Deutsche Bank AG, London Branch, Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung – AWV).

(mm)   There is and has been no failure on the part of the Issuer and any of the Issuer’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(nn)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Issuer and its subsidiaries own or otherwise have the right to use all intellectual property rights used in the conduct of its and their businesses and (ii) the Issuer’s and its subsidiaries’ conduct of their respective businesses does not infringe or violate any third party’s intellectual property rights.

(oo)    The Issuer and its subsidiaries have commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their confidential information and the integrity, continuous operation, redundancy and security of the material information technology equipment, computers, systems, networks, hardware, software, websites, applications, and databases used in their businesses (collectively, “IT Systems”) and all data (including personally identifiable or regulated data (“Personal Data”)) used in their businesses. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) there have been no breaches, unauthorized uses or other compromises of such IT Systems or Personal Data and (ii) the Issuer and its subsidiaries have been and are presently in compliance with all applicable laws, statutes, binding industry standards and contractual obligations, and all applicable judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, acquisition, misappropriation or modification.

Any certificate signed by any officer or manager (as applicable) of any of the Issuer or the Guarantors and delivered to the Representatives or counsel for the Underwriters pursuant to this Agreement shall be deemed a representation and warranty by such Issuer or the Guarantors, as to matters covered thereby, to each Underwriter.

2.    Purchase and Sale.  Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Issuer agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Issuer, at a purchase price of 99.339% of the principal amount thereof, plus accrued interest, if any, from June 17, 2026 to the Closing Date, the principal amount of Securities set forth opposite such Underwriter’s name in Schedule I hereto.

3.    Delivery and Payment.  Delivery of and payment for the Securities shall be made at 9:30 a.m., London time, on June 17, 2026 (“Time of Delivery”), or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Issuer or as provided in Section 10 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”).  As used herein, “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York or London, England. Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Issuer by wire transfer payable in same-day funds to the account specified by the Issuer.  Delivery of the Securities shall be made through the facilities of Euroclear Bank SA/NV, Belgium (“Euroclear”), as operator of the Euroclear securities settlement system, and Clearstream Banking S.A., Luxembourg (“Clearstream”) unless the Representatives shall otherwise instruct. The Issuer will cause the certificates representing the Securities to be made available to the Representatives, as applicable, for checking not later than 6:00 p.m., London time, on the day prior to the Closing Date.

4.    Commissionaire Account. BNP PARIBAS or such other Underwriter as the Underwriters may agree to settle the Notes (the “Settlement Bank”) acknowledges that the Notes will initially be credit to an account (the “Commissionaire Account”) for the benefit of the Settlement Bank the terms of which include a third-party beneficiary clause (stipulation pour autrui) with the Company as the third-party beneficiary and provide that such Notes are to be delivered to others only against payment of the purchase price for the Notes into the Commissionaire Account on a delivery against payment basis. The Settlement Bank acknowledges that (i) the Notes shall be held to the order of the Company as set out above and (ii) the purchase price for the Notes received in the Commissionaire Account will be held on behalf of the Company until such time as the Notes are transferred to the Company’s order. The Settlement Bank undertake to transfer the purchase price for the Notes to the Company’s order promptly following receipt of such monies in the Commissionaire Account. The Company acknowledges and accepts the benefit of the third-party beneficiary clause (stipulation pour autrui) pursuant to the Belgian/Luxembourg Civil Code in respect of the Commissionaire Account.

5.    Offering by Underwriters.  It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Final Prospectus.

6.    Agreements. The Issuer and each Guarantor agrees with each Underwriter that:

(a)   Prior to the termination of the offering of the Securities, the Issuer will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or any Preliminary Prospectus) to the Base Prospectus unless the Issuer has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object.  The Issuer will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the SEC pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing.  The Issuer will promptly advise the Representatives (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the SEC pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the SEC or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose.  The Issuer will use its reasonable best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b)   The Issuer will furnish to the Representatives and counsel for the Underwriters, without charge, upon request, signed copies of the Registration Statement (including exhibits thereto) and, upon request, to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request.  The Issuer will pay the expenses of printing or other production of all documents relating to the offering.

(c)   The Issuer will prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule II hereto and will file such term sheet pursuant to Rule 433(d) within the time required by such rule.

(d)   If at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Issuer will (i) notify promptly the Representatives so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.

(e)   If, at any time when a prospectus relating to the Securities is required to be delivered under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Final Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Final Prospectus, the Issuer promptly will (i) notify the Representatives of any such event, (ii) prepare and file with the SEC, subject to the second sentence of paragraph (a) of this Section 6, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its reasonable best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus and (iv) supply any supplemented Final Prospectus in such quantities as they may reasonably request.

(f)   Without the prior written consent of the Representatives, the Issuer and the Guarantors have not given and will not give to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Final Prospectus or any other offering materials prepared by or with the prior written consent of the Representatives.

(g)   As soon as practicable, the Issuer will make generally available to its security holders and to the Representatives an earnings statement or statements of the Issuer and its subsidiaries which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act.

(h)   The Issuer will arrange, if necessary, for the qualification of the Securities for sale by the Underwriters under the securities or “blue sky” laws of such jurisdictions as the Representatives may reasonably request and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Issuer be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to (i) service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject or (ii) taxation in any such jurisdiction where it is not now so subject.  The Issuer will promptly advise the Representatives of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(i)    The Issuer will assist the Underwriters and use its reasonably best efforts in arranging for the Notes to be eligible for clearance and settlement through the facilities of Euroclear/Clearstream and maintain such eligibility for so long as the Notes remain outstanding.

(j)    The Issuer will not, for a period beginning on the Execution Time and ending on the Closing Date, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge, otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Issuer or any affiliate of the Issuer (or any person in privity with the Issuer or any affiliate of the Issuer), directly or indirectly, or announce the offering, of any debt securities issued or guaranteed by the Issuer (other than the Securities).

(k)   Other than the appointment of BNP PARIBAS as “Stabilising Manager” in connection with the offering of the Securities, the Issuer and the Guarantors will not take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Securities.

(l)    The Issuer agrees to pay the costs and expenses relating to the following matters: (i) the preparation of the Indenture, the preparation, printing or reproduction and filing with the SEC of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them, and the issuance of the Securities and the fees and reimbursable disbursements of the Trustee; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Securities; (iv) any stamp or other issuance or transfer taxes or duties or similar fees or charges in connection with the execution and delivery of this Agreement, the original issuance and sale of the Securities to the Underwriters and/or the resale of the Securities by the Underwriters in the manner contemplated herein; (v) the printing (or reproduction) and delivery of this Agreement, any “blue sky” memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vi) the costs of admitting the Notes to the Official List of Euronext Dublin and to trading on the Global Exchange Market thereof and any expenses incidental thereto, including those of the Irish listing agent; (vii) any registration or qualification of the Securities for offer and sale under the securities or “blue sky” laws of the several states and any other jurisdictions specified pursuant to Section 6(i) (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification in an aggregate amount not to exceed $5,000); (viii) the transportation and other expenses incurred by the Issuer representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Issuer’s accountants and the fees and expenses of counsel (including local and special counsel) for the Issuer and the Guarantors; (x) any fees payable in connection with the rating of the Securities by ratings agencies, (xii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings in an aggregate amount not to exceed $5,000), (xiii) all expenses and application fees in connection with the approval of the Securities for eligibility for clearance and settlement through Clearstream and Euroclear and (xv) all other costs and expenses of the Issuer incident to the performance by the Issuer of its obligations hereunder. Except as provided in clauses (vii) and (xii) of this Section 6(l) and Sections 8 and 9 hereof, the Underwriters shall pay their own expenses, including the fees and disbursements of their counsel. The Underwriters’ legal counsel fees shall be split pro rata among the Underwriters pursuant to the principal amount of Securities set forth opposite each such Underwriter’s name in Schedule I hereto.

(m)  The Issuer and the Guarantors agree that all amounts payable to the Underwriters under this Agreement shall be paid free and clear of, and without any deduction or withholding for or on account of, any current or future taxes, levies, imposts, duties, charges or other deductions or withholdings imposed or levied by any Relevant Taxing Jurisdiction, unless such deduction or withholding is required by applicable law. In the event that such a deduction or withholding is required by applicable law of any Relevant Taxing Jurisdiction, the Issuer or the Guarantors, as the case may be, will pay additional amounts so that the Underwriters entitled to such payments will receive the amounts that such Underwriters would otherwise have received but for such deduction or withholding. Notwithstanding the foregoing, no such additional amounts will be paid with respect to any deduction or withholding of taxes or other governmental charges in the United States.

(n)   The Issuer and the Guarantors agree that, unless it has or shall have obtained the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Issuer and the Guarantors that, unless it has or shall have obtained, as the case may be, the prior written consent of the Issuer, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus required to be filed by the Issuer with the SEC or retained by the Issuer under Rule 433 under the Securities Act (“Rule 433”), other than a free writing prospectus containing the information contained in the final term sheet specified in Section 6(c) hereto; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule III hereto and any electronic road show.  Any such free writing prospectus consented to by the Representatives or the Issuer is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Issuer and the Guarantors agree that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rule 164 under the Securities Act (“Rule 164”) and Rule 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the SEC, legending and record keeping.

(o)   The Issuer and the Guarantors will use commercially reasonable efforts to list, subject to notice of issuance if applicable, the Securities on the Official List of Euronext Dublin for trading on such exchange as promptly as reasonably practicable after the date hereof.

(p)   All sums payable to an Underwriter or Representative under this Agreement shall be deemed exclusive of any value added or similar taxes (“VAT”). Where VAT is chargeable on any supply made by any Underwriter or Representative under this Agreement and the relevant Underwriter or Representative is liable to account for such VAT to any tax authority, the recipient of the relevant supply shall pay an amount equal to any such VAT to the relevant Underwriter or Representative in addition to, and at the same time as the payment of, the sum otherwise payable hereunder upon receipt of a valid VAT invoice. Any amount, expense, loss or cost for which any Underwriter or Representative is required to be reimbursed or indemnified hereunder will be reimbursed or indemnified together with an amount equal to any irrecoverable VAT thereon.

7.    Conditions to the Obligations of the Underwriters.  The obligations of the Underwriters to purchase the Securities shall be subject to the accuracy of the representations and warranties of the Issuer and the Guarantors contained herein at the Execution Time and the Closing Date, to the accuracy of the statements of the Issuer and the Guarantors made in any certificates pursuant to the provisions hereof, to the performance by the Issuer and the Guarantors of their obligations hereunder and to the following additional conditions:

(a)   The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); the final term sheet contemplated by Section 6(c) hereto and any other material required to be filed by the Issuer pursuant to Rule 433(d) shall have been filed with the SEC within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b)   The Issuer shall have requested and caused Cravath, Swaine & Moore LLP, counsel for the Issuer and Utah Acquisition Sub Inc., to furnish to the Representatives its opinion and negative assurance letter, dated the Closing Date and addressed to the Representatives, in form and substance reasonably satisfactory to the Representatives.

(c)   The Representatives shall have received from Parker Poe Adams & Bernstein LLP, Pennsylvania counsel for Mylan Inc., such opinion or opinions, dated the Closing Date and addressed to the Representatives in form and substance reasonably satisfactory to the Representatives.

(d)   The Representatives shall have received from NautaDutilh N.V., Dutch counsel for Mylan II B.V., such opinion or opinions, dated the Closing Date and addressed to the Representatives in form and substance reasonably satisfactory to the Representatives.

(e)   The Representatives shall have received from Simpson Thacher & Bartlett LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Indenture, the Registration Statement, the Disclosure Package, the Final Prospectus (as amended or supplemented at the Closing Date) and other related matters as the Representatives may reasonably require, and the Issuer shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f)   The Representatives shall have received a certificate of the Issuer, signed by one or more officers of the Issuer reasonably acceptable to the Representatives, in each signer’s capacity as such and not any individual capacity, dated the Closing Date, to the effect that, to the best of their knowledge:

(i)        the representations and warranties of the Issuer and the Guarantors in this Agreement are true and correct in all material respects (or, with respect to representations and warranties qualified by “material” or “Material Adverse Effect” qualifiers, true and correct in all respects) on and as of the Closing Date with the same effect as if made on the Closing Date, and the Issuer and the Guarantors have complied in all material respects with all the agreements and satisfied all the conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date;

(ii)      no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Issuer’s knowledge, threatened; and

(iii)      since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto), there has been no material adverse change, or prospective material adverse change, in the consolidated financial position or results of operations of the Issuer and its subsidiaries, taken as a whole, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(g)   At the Execution Time and at the Closing Date, the Issuer shall have requested and caused Deloitte to furnish to the Representatives letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Underwriters’ counsel and confirming that they are independent accountants within the meaning of the Exchange Act and the applicable published rules and regulations thereunder.

(h)   Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment or supplement thereto) and the Final Prospectus (exclusive of any amendment or supplement thereto), there shall not have been any material adverse change, or any development involving a prospective material adverse change, in the consolidated financial position or results of operations of the Issuer and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto), the effect of which is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Registration Statement (exclusive of any amendment thereof), in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(i)    The Securities shall be eligible for clearance and settlement through the facilities of Euroclear/Clearstream.

(j)    Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Issuer’s debt securities by Fitch Ratings, Inc. or any successor to the rating agency business thereof (“Fitch”) or Moody’s Investors Service, Inc. or any successor to the rating agency business thereof (“Moody’s”) or any notice given by Fitch or Moody’s of any intended or potential decrease in any such rating or of a possible change in any such rating (other than a notice with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating).

(k)   Prior to the Closing Date, each of the Issuer and the Guarantors shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

If any of the conditions specified in this Section 7 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representatives.  Notice of such cancellation shall be given to the Issuer in writing or by telephone or facsimile confirmed in writing. The Representatives may, in their sole discretion, waive on behalf of the Underwriters, compliance with any conditions to the obligations of the Underwriters hereunder.

The documents required to be delivered by this Section 7 will be delivered at the office of counsel for the Underwriters, at 425 Lexington Avenue, New York, New York 10017 on the Closing Date.

8.    Reimbursement of Expenses.  If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 7 hereof is not satisfied, because of any termination pursuant to Section 11(i) hereof or because of any refusal, inability or failure on the part of any of the Issuer or the Guarantors to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Issuer and each Guarantor will reimburse the Underwriters severally through Goldman Sachs & Co. LLC on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been reasonably incurred by them in connection with the proposed purchase and sale of the Securities.

9.    Indemnification and Contribution. (a)  The Issuer and the Guarantors, jointly and severally, agree to indemnify and hold harmless each Underwriter, the directors, officers, employees, affiliates and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus or the information contained in the final term sheet required to be prepared and filed pursuant to Section 6(c) hereto, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other reasonable and documented out-of-pocket expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Issuer and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Preliminary Prospectus or the Final Prospectus, any Issuer Free Writing Prospectus or the information contained in the final term sheet required to be prepared and filed pursuant to Section 6(c) hereto, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Issuer and the Guarantors by or on behalf of any Underwriter through any Representative specifically for use therein.  This indemnity agreement will be in addition to any liability that the Issuer and the Guarantors may otherwise have.

(b)   Each Underwriter severally, and not jointly, agrees to indemnify and hold harmless the Issuer and the Guarantors, each of its directors, each of its officers and each person who controls any of the Issuer or the Guarantors within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity to each Underwriter, but only with reference to written information furnished to the Issuer by or on behalf of such Underwriter through any Representative specifically for use in the Preliminary Prospectus or the Final Prospectus (or in any amendment or supplement thereto).  This indemnity agreement will be in addition to any liability that any Underwriter may otherwise have.  The Issuer acknowledges that (i) the names of each of the Underwriters under the heading “Underwriting”, and (ii) the second and third sentences of the third paragraph and the first and sixth sentence of the seventh paragraph under the heading “Underwriting” in the Preliminary Prospectus and the Final Prospectus constitute the only information furnished in writing by or on behalf of the Underwriters for use in the Preliminary Prospectus or the Final Prospectus or in any amendment or supplement thereto.

(c)   Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above (or, if applicable, subsection (d) below) unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above.  The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than one local counsel in any applicable jurisdiction if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party.  Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ one separate counsel (including one local counsel in any applicable jurisdiction), and the indemnifying party shall bear the reasonable and documented fees and out-of-pocket expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  For the avoidance of doubt, the indemnifying party shall not be liable for the fees of more than one separate counsel (in addition to one local counsel in any applicable jurisdiction) for all such indemnified parties. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent: (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)   In the event that the indemnity provided in paragraph (a) or (b) of this Section 9 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Issuer and the Guarantors and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Issuer and Guarantors and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Issuer and the Guarantors on the one hand and by the Underwriters on the other from the offering of the Securities.  If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Issuer and the Guarantors and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Issuer and the Guarantors on the one hand and the Underwriters on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  Benefits received by the Issuer and the Guarantors shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by them (collectively), and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus, received by the Underwriters from the Issuer under this Agreement.  Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Issuer and the Guarantors on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The Issuer, the Guarantors and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this paragraph (d), in no event shall any Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Securities exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 9, each person who controls an Underwriter within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee, affiliate and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Issuer or the Guarantors within the meaning of either the Securities Act or the Exchange Act and each officer and director of the Issuer or the Guarantors shall have the same rights to contribution as the Issuer, subject in each case to the applicable terms and conditions of this paragraph (d).

10.   Default by an Underwriter.  If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Underwriters do not purchase all the Securities and arrangements satisfactory to the Representatives and the Issuer for the purchase of such Securities are not made within 48 hours after such default, this Agreement will terminate without liability to any nondefaulting Underwriter, the Issuer or the Guarantors.  In the event of a default by any Underwriter as set forth in this Section 10, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected.  Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Issuer or the Guarantors or any nondefaulting Underwriter for damages occasioned by its default hereunder.

11.   Termination.  This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Issuer and the Guarantors prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in (A) the Issuer’s securities or (B) securities generally, in each case, on NASDAQ Stock Market or the Global Exchange Market shall have been suspended or limited or minimum prices shall have been established on such exchange; (ii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities; (iii) there has occurred a material disruption in commercial banking or securities settlement or clearance services in the United States or any other country where the Securities are listed; or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Preliminary Prospectus or the Final Prospectus (exclusive of any amendment or supplement thereto).

12.   Representations and Indemnities to Survive.  The respective agreements, representations, warranties, indemnities, rights of contribution and other statements of the Issuer or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Underwriters, the Issuer or the Guarantors or any of the indemnified persons referred to in Section 9 hereof, and will survive delivery of and payment for the Securities.  The provisions of Sections 8, 9 and 18 hereof shall survive the termination or cancellation of this Agreement.

13.   Notices.  All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to BNP PARIBAS, 16 boulevard des Italiens, 75009 Paris, France, Attention: Fixed Income Syndicate, Emails: dl.syndsupportbonds@uk.bnpparibas.com and christian.stewart@us.bnpparibas.com; Citigroup Global Markets Limited, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, Tel: +44 (0) 20 7986 9000, Attention: Syndicate Desk; and Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198, Attention: Registration Department, Email: registration-syndops@ny.email.gs.com; or, if sent to the Issuer, will be mailed or delivered to c/o Viatris Inc., 1000 Mylan Boulevard, Canonsburg, Pennsylvania, 15317, Attention: Corporate Secretary, Email: corporatesecretary@viatris.com with a copy (which shall not constitute notice) to Cravath, Swaine & Moore LLP, 375 Ninth Avenue, New York, New York 10001, Attention: Ryan J. Patrone, Email: rpatrone@cravath.com.

14.   Compliance with USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Issuer, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

15.   Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 9 hereof and their respective successors, and no other person will have any right or obligation hereunder.

16.   Jurisdiction.  The Issuer and each Guarantor agree that any suit, action or proceeding against the Issuer or such Guarantor brought by any Underwriter, the directors, officers, employees, affiliates and agents of any Underwriter, or by any person who controls any Underwriter, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.  The Issuer and each Guarantor hereby appoints Viatris Inc., c/o Viatris Inc., 1000 Mylan Boulevard, Canonsburg, Pennsylvania, 15317, Attention: Corporate Secretary, Email: corporatesecretary@viatris.com as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any State or U.S. federal court in The City of New York and County of New York, by any Underwriter, the directors, officers, employees, affiliates and agents of any Underwriter, or by any person who controls any Underwriter, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding.  The Issuer and each Guarantor hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer and such Guarantor agree to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantors. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by any Underwriter, the directors, officers, employees, affiliates and agents of any Underwriter, or by any person who controls any Underwriter, in any court of competent jurisdiction in Delaware.

17.  Integration.  This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuer, the Guarantors and the Underwriters, or any of them, with respect to the subject matter hereof.

18.  Recognition of the U.S. Special Resolution Regimes.

(a)          In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)          In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 18, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

19.   Applicable Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

20.   Waiver of Jury Trial.  The Issuer and the Guarantors hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

21.   Contractual Recognition of BRRD Bail-In.  Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the Underwriters, the Issuer and the Guarantors, the Issuer and the Guarantors acknowledge and accept that a BRRD Liability (as defined below) arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledge, accept and agree to be bound by:

(a)   the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of a Bail-in Party to the Issuer or the Guarantors under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)        the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)       the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of a Bail-in Party or another person, and the issue to or conferral on the Issuer or the Guarantors of such shares, securities or obligations;

(iii)      the cancellation of the BRRD Liability; and/or

(iv)      the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending  payment for a temporary period; and

(b)   the variation of the terms of this Agreement relating to such BRRD Liability, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

As used in this Section 21, “Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time; “Bail-in Party” means a party subject to the Bail-in Legislation; “Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation; “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms; “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at https://www.lma.eu.com/documents-guidelines/eu-bail-legislation-schedule; “BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised; and “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to a Bail-in Party.

22.   Contractual Recognition of UK Bail-In.  Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the Underwriters, the Issuer and the Guarantors, the Issuer and the Guarantors acknowledge and accept that a UK Bail-in Liability (as defined below) arising under this Agreement may be subject to the exercise of UK Bail-in Powers by the relevant UK resolution authority, and acknowledge, accept and agree to be bound by:

(a)   the effect of the exercise of UK Bail-in Powers by the relevant UK resolution authority in relation to any UK Bail-in Liability of a UK Bail-in Party to the Issuer or the Guarantors under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)        the reduction of all, or a portion, of the UK Bail-in Liability or outstanding amounts due thereon;

(ii)       the conversion of all, or a portion, of the UK Bail-in Liability into shares, other securities or other obligations of a UK Bail-in Party or another person, and the issue to or conferral on the Issuer or the Guarantors of such shares, securities or obligations;

(iii)      the cancellation of the UK Bail-in Liability; and/or

(iv)      the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending  payment for a temporary period; and

(b)   the variation of the terms of this Agreement, as deemed necessary by the relevant UK resolution authority, to give effect to the exercise of UK Bail-in Powers by the relevant UK resolution authority.

As used in this Section 22, “UK Bail-in Legislation” means Part I of the UK Banking Act 2009 and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings); “UK Bail-in Party” means a party subject to the UK Bail-in Legislation; “UK Bail-in Powers” means the powers under the UK Bail-in Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability; and “UK Bail-In Liability” means a liability in respect of which the UK Bail-in Powers may be exercised.

23.  No Fiduciary Duty.  The Issuer and the Guarantors hereby acknowledge that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Issuer and the Guarantors, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other hand, and does not constitute a recommendation, investment advice, or solicitation of any action by the Underwriters, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Issuer or the Guarantors, (c) the Issuer’s and the Guarantors’ engagement of the Underwriters in connection with the offering of the Securities and the process leading up to the offering of the Securities is as independent contractors and not in any other capacity and (d) none of the activities of the Underwriters in connection with the transactions contemplated herein constitutes a recommendation, investment advice or solicitation of any action by the Underwriters with respect to any entity or natural person. Furthermore, the Issuer and the Guarantors agree that they are solely responsible for making their own judgments in connection with the offering of the Securities (irrespective of whether any of the Underwriters has advised or is currently advising the Issuer on related or other matters).  The Issuer and the Guarantors agree that they will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Issuer or the Guarantors, in connection with such transaction or the process leading thereto.

24.  Currency.  Each reference in this Agreement to euros (the “Relevant Currency”), including by use of the symbol “€”, is of the essence.  To the fullest extent permitted by law, the obligation of the Issuer or the Guarantors in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the Relevant Currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment.  If the amount in the Relevant Currency that may be so purchased for any reason falls short of the amount originally due, the Issuer or the Guarantors will pay such additional amounts, in the Relevant Currency, as may be necessary to compensate for the shortfall.  Any obligation of the Issuer or the Guarantors not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Underwriters could purchase United States dollars with such other currency in The City of New York on the U.S. business day preceding that on which final judgment is given. The obligation of either the Issuer or the Guarantors with respect to any sum due from it to any Underwriter or any person controlling any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first U.S. business day following receipt by such Underwriter or controlling person of such Underwriter of any sum in such other currency, and only to the extent that such Underwriter or controlling person of such Underwriter may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to such Underwriter or controlling person of such Underwriter hereunder, then each of the Issuer and the Guarantors agrees to pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. If the United States dollars so purchased are greater than the sum originally due to such Underwriter or controlling person of such Underwriter hereunder, such Underwriter or controlling person of such Underwriter agrees to pay to the Issuer or the Guarantors an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter or controlling person of such Underwriter hereunder. Any amounts payable by the Issuer, the Guarantors or any Underwriter under this Section 24 shall be paid to the applicable Underwriter (s), the Issuer or the Guarantors (as applicable) as promptly as reasonably practicable.

25.  Agreement Among Managers.  The Underwriters agree as between themselves that they will be bound by and will comply with the International Capital Market Association Standard Form Agreement Among Managers version 1 New York law (the “Agreement Among Managers”) and further agree that (i) references in the Agreement Among Managers to the “Lead Manager” shall mean the Representatives and references to the “Settlement Lead Manager” and to the “Stabilising Manager” shall mean BNP PARIBAS and (ii) Clause 3 of the Agreement Among Managers shall not apply and shall be replaced with Section 10 of this Agreement. For the purposes of the Agreement Among Managers, each Underwriter’s “Commitment” (as defined in the Agreement Among Managers) is set out opposite its name in Schedule I to this Agreement.

26.  UK MiFIR Product Governance Rules. Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules: (i) BNP PARIBAS, Citigroup Global Markets Limited and Goldman Sachs & Co. LLC (each a “UK Manufacturer” and together the “UK Manufacturers”) acknowledges to each other UK Manufacturer that it understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Securities and the related information set out in any prospectus supplement in connection with the Securities; and (ii) the other Underwriters, the  Issuer and the Guarantors note the application of the UK MiFIR Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Securities by the UK Manufacturers and the related information set out in any prospectus supplement in connection with the Securities.

27.  Waiver of Immunity.  To the extent that the Issuer or the Guarantors have or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Issuer hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

28.   Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

29.   Headings.  The section headings used herein are for convenience only and shall not affect the construction hereof.

[Remainder of this page intentionally left blank]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Issuer, the Guarantors and the several Underwriters.

Very truly yours,

Viatris Inc.

By:	/s/ John Miraglia
Name: John Miraglia
Title: Head of Global Treasury

Mylan Inc.

By:	/s/ John Miraglia
Name: John Miraglia
Title: Director and Treasurer

Mylan II B.V.

By:	/s/ John Miraglia
Name: John Miraglia
Title: Director

Utah Acquisition Sub Inc.

By:	/s/ Michael Rainerman
Name: Michael Rainerman
Title: Director, President and Secretary

[Signature Page to Underwriting Agreement]

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

By:	BNP PARIBAS

By:	/s/ Christian J. Stewart
	Name:	Christian J. Stewart
	Title:	Managing Director

By:	/s/ Pasquale A. Perraglia IV
	Name:	Pasquale A. Perraglia IV
	Title:	Managing Director

[Signature Page to Underwriting Agreement]

By:	Citigroup Global Markets Limited

By:	/s/ Paula Clarke
	Name:	Paula Clarke
	Title:	Delegated Signatory

[Signature Page to Underwriting Agreement]

By:	Goldman Sachs & Co. LLC

By:	/s/ Karim Saleh
	Name:	Karim Saleh
	Title:	Managing Director

[Signature Page to Underwriting Agreement]

By:	Barclays Bank PLC

By:	/s/ Janeeb Binning
	Name:	Janeeb Binning
	Title:	Authorised Signatory

[Signature Page to Underwriting Agreement]

By:	Deutsche Bank AG, London Branch

By:	/s/ Kevin Prior
	Name:	Kevin Prior
	Title:	Managing Director

By:	/s/ John Han
	Name:	John Han
	Title:	Managing Director

[Signature Page to Underwriting Agreement]

By:	DNB Carnegie, a part of DNB Bank ASA

By:	/s/ Daniela Loukarova Öhbom
	Name:	Daniela Loukarova Öhbom
	Title:	Legal Counsel

[Signature Page to Underwriting Agreement]

By:	ING Bank N.V., Belgian Branch

By:	/s/ Douwe van Duijvendijk
	Name:	Douwe van Duijvendijk
	Title:	Managing Director GCM

By:	/s/ Valentine Goudt
	Name:	Valentine Goudt
	Title:	Head Legal Capital Markets

[Signature Page to Underwriting Agreement]

By:	J.P. Morgan Securities plc

By:	/s/ Robert Chambers
	Name:	Robert Chambers
	Title:	Managing Director

[Signature Page to Underwriting Agreement]

By:	Merrill Lynch International

By:	/s/ Angus Reynolds
	Name:	Angus Reynolds
	Title:	Managing Director

[Signature Page to Underwriting Agreement]

By:	Mizuho International plc

By:	/s/ Sameer Patel
	Name:	Sameer Patel
	Title:	Managing Director

[Signature Page to Underwriting Agreement]

By:	Morgan Stanley & Co. International plc

By:	/s/ Kathryn McArdle
	Name:	Kathryn McArdle
	Title:	Executive Director

[Signature Page to Underwriting Agreement]

By:	PNC Capital Markets LLC

By:	/s/ Rachel Chalich
	Name:	Rachel Chalich
	Title:	Managing Director

[Signature Page to Underwriting Agreement]

By:	SMBC Bank International plc

By:	/s/ Marko Milos
	Name:	Marko Milos
	Title:	MD

[Signature Page to Underwriting Agreement]

By:	Scotiabank (Ireland) Designated Activity Company

By:	/s/ Pauline Donohoe
	Name:	Pauline Donohoe
	Title:	MD, Head CM, SIDAC

By:	/s/ James Walter
	Name:	James Walter
	Title:	Head of Legal, Europe

[Signature Page to Underwriting Agreement]

By:	Société Générale

By:	/s/ Michael Shapiro
	Name:	Michael Shapiro
	Title:	Head of Debt Capital Markets

[Signature Page to Underwriting Agreement]

By:	Standard Chartered Bank

By:	/s/ Patrick Dupont-Liot
	Name:	Patrick Dupont-Liot
	Title:	Managing Director, Debt Capital Markets

[Signature Page to Underwriting Agreement]

By:	Academy Securities, Inc.

By:	/s/ Michael Boyd
	Name:	Michael Boyd
	Title:	Chief Compliance Officer

[Signature Page to Underwriting Agreement]

By:	R. Seelaus & Co., LLC

By:	/s/ James Brucia
	Name:	James Brucia
	Title:	Managing Director

[Signature Page to Underwriting Agreement]

SCHEDULE I

Underwriters	Principal Amount of Securities to be Purchased
BNP PARIBAS	€112,450,000
Citigroup Global Markets Limited	112,450,000
Goldman Sachs & Co. LLC	112,450,000
Barclays Bank PLC	65,000,000
Deutsche Bank AG, London Branch	65,000,000
DNB Carnegie, a part of DNB Bank ASA	65,000,000
ING Bank N.V., Belgian Branch	13,000,000
J.P. Morgan Securities plc	13,000,000
Merrill Lynch International	13,000,000
Mizuho International plc	13,000,000
Morgan Stanley & Co. International plc	13,000,000
PNC Capital Markets LLC	13,000,000
SMBC Bank International plc	13,000,000
Scotiabank (Ireland) Designated Activity Company	6,500,000
Société Générale	6,500,000
Standard Chartered Bank	6,500,000
Academy Securities, Inc.	3,575,000
R. Seelaus & Co., LLC	3,575,000

Total	€650,000,000

SCHEDULE II

[See attached.]

Filed Pursuant to Rule 433
Registration Statement 333-287087

VIATRIS INC.

Pricing Term Sheet

€650,000,000 4.250% Senior Notes due 2033

June 12, 2026

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement dated June 12, 2026 relating to the Viatris Inc. notes described below (the “Preliminary Prospectus Supplement”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Viatris Inc.

Guarantors:	Mylan Inc., Mylan II B.V. and Utah Acquisition Sub Inc.

Offering Format:	SEC Registered

Trade Date:	June 12, 2026

Settlement Date:	June 17, 2026 (T+3)

Security Title:	4.250% Senior Notes due 2033

Principal Amount:	€650,000,000

Coupon:	4.250%

Maturity Date:	June 17, 2033

Public Offering Price:	99.739% of the principal amount, plus accrued interest, if any, from June 17, 2026

Spread to Mid-Swap:	+135 bps

Mid-Swap Rate:	2.944%

Yield to Maturity:	4.294%

Benchmark Security:	2.300% DBR due February 15, 2033

Spread to Benchmark Security:	+145.3 bps

Benchmark Security Price:	96.750%

Benchmark Security Yield:	2.841%

Interest Payment Date:	Annually on June 17 of each year, commencing on June 17, 2027

Optional Redemption:
Prior to April 17, 2033 (the date that is two months prior to the maturity date of the Notes) (the “Par Call Date”), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 25 basis points, and

(b) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to the Redemption Date.

Redemption of Notes for Tax Reasons:
The Issuer may redeem all but not part of the Notes in the event of certain changes in the tax laws of the United States that would require us to pay additional amounts as described under “Description of Notes — Payment of Additional Amounts” at 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date fixed for redemption.

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Change of Control Repurchase Event:	101% of principal amount plus accrued and unpaid interest thereon, if any, to, but excluding, the repurchase date.

Clearing:	Global notes will be deposited with a common depositary for Euroclear Bank SA/NV, Belgium and Clearstream Banking S.A., Luxembourg.

Expected Listing:	Application has been made for the Notes to be admitted to the Official List of Euronext Dublin and to trade on the Global Exchange Market, which is the exchange regulated market of Euronext Dublin.

Governing Law:	State of New York

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Stabilization:	FCA / ICMA

Expected Settlement Date:
It is expected that delivery of the Notes will be made against payment therefor on or about  June 17, 2026, which will be the third business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to one business day preceding the closing date will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes prior to one business day preceding the closing date should consult their own advisor.

ISIN / Common Code:	XS3325429580 / 332542958

Prohibition of Sales to EEA/UK Retail Investors:	Applicable

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MiFID II/UK MiFIR Target Market:	No EU PRIIPs key information document (KID) and no UK disclosure document required by DISC have been prepared as the notes are not available to retail in EEA or UK.

Active Joint Book-Running Managers:	BNP PARIBAS Citigroup Global Markets Limited Goldman Sachs & Co. LLC

Passive Joint Book-Running Managers:	Barclays Bank PLC Deutsche Bank AG, London Branch DNB Bank ASA

Co-Managers:
ING Bank N.V., Belgian Branch
J.P. Morgan Securities plc
Merrill Lynch International
Mizuho International plc
Morgan Stanley & Co. International plc
PNC Capital Markets LLC
SMBC Bank International plc
Scotiabank (Ireland) Designated Activity Company
Société Générale
Standard Chartered Bank
Academy Securities, Inc.
R. Seelaus & Co., LLC

The Issuer has filed an automatic shelf registration statement (including a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling (i) BNP PARIBAS at +44 0-20-7595-8222; (ii) Citigroup Global Markets Limited toll-free at +1-800-831-9146 or (iii) Goldman Sachs & Co. LLC toll-free at +1-866-471-2526.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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SCHEDULE III

Schedule of Free Writing Prospectuses included in the Disclosure Package

Fixed Income Investor Presentation, June 10, 2026.